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                                                                    Exhibit 99.2


(GARTNER LOGO)                                                     PRESS RELEASE




FOR IMMEDIATE RELEASE

CONTACTS
Andrew Spender                                              Sherrie Weldon
Gartner                                                           Text 100
(203) 316 3286                                              (212) 871-5175
andrew.spender@gartner.com                            SherrieW@Text100.com



      GARTNER CEO GENE HALL TO ASSUME DIRECT RESPONSIBILITY FOR OPERATIONS

STAMFORD, Conn. September 28, 2004 - Gartner, Inc. (NYSE: IT and ITB), the world's leading technology research and advisory firm, announced today that Gene Hall, chief executive officer, will assume direct responsibility for business operations. The change is effective immediately.

      Mr. Hall, who was named Gartner CEO on July 23, said, "One of my highest priorities has been to dive into operations to understand our people, our products and our businesses at the most pragmatic level. To best accomplish this, I have decided to assume direct responsibility for the operations of the business."

      As a result of the change, Maureen O'Connell, president and chief operating officer, has decided to leave the company to pursue other opportunities. The position and title of president and chief operating officer have been eliminated.

      "Maureen has done a terrific job as president and chief operating officer," Mr. Hall said. "She has successfully executed on a focused global strategy, driving deeper client relations, and most recently steering Gartner ably through a transition in senior leadership. Previously, as chief financial and administrative officer, Maureen did great work in strengthening Gartner's balance sheet and relationships with investors. She has earned our respect, and our deepest thanks and appreciation. We wish her the very best."

ABOUT GARTNER

Gartner, Inc. is the leading provider of research and analysis on the global information technology industry. Gartner serves more than 10,000 clients, including chief information officers and other senior IT executives in corporations and government agencies, as well as technology companies and the investment community. The Company focuses on delivering objective, in-depth analysis and actionable advice to enable clients to make more informed technology and business decisions. The Company's businesses consist of Gartner Intelligence, research and events for IT professionals; Gartner Executive Programs, membership programs and peer networking services; and Gartner Consulting, customized engagements with a specific emphasis on outsourcing and IT management. Founded in 1979, Gartner is headquartered in Stamford, Connecticut, and has more than 3,500 associates, approximately 1,000 research analysts and consultants, in more than 75 locations worldwide. For more information, visit www.gartner.com.

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